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PART I - FINANCIAL INFORMATION
Item 1. Financial Statements
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THE HARTFORD STEAM BOILER INSPECTION AND INSURANCE COMPANY
Consolidated Statements of Operations
Unaudited
(In millions, except per share data)
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                                                 Quarter                      Nine Months
                                           Ended September 30,            Ended September 30,
                                            1994         1993              1994         1993
                                           -------      -------          -------       -------
Revenues:
  Insurance premiums                     $   85.8     $   86.3        $   255.4     $   262.0
  Net engineering services                   57.5         59.3            172.0         174.1
  Net investment income                       6.4          7.3             19.1          22.6
  Realized investment gains                   1.8          6.5              8.2          21.9
                                           -------      -------          -------       -------
     Total revenues                         151.5        159.4            454.7         480.6
                                           -------      -------          -------       -------

Expenses:
  Claims and adjustment                      33.8         69.1            111.0         160.7
  Policy acquisition                         16.4         16.0             48.0          48.4
  Underwriting and inspection                28.1         27.9             80.1          82.1
  Net engineering services                   52.6         55.9            158.8         166.6
  Interest                                    0.4          0.6              1.2           1.5
  Restructuring                               -           20.0              -            20.0
  Charge for Proposition 103                  2.9          -                2.9           -
                                           -------      -------          -------       -------
     Total expenses                         134.2        189.5            402.0         479.3
                                           -------      -------          -------       -------

Equity in operations of insurance
  association                                 0.4          0.4              1.1          (0.9)
                                           -------      -------          -------       -------
Income (loss) before taxes and cumulative
  effect of change in accounting principle   17.7        (29.7)            53.8           0.4

Income taxes (benefit):
  Current                                     3.8         (2.9)            12.7           3.6
  Deferred                                    1.6         (4.2)             2.6          (3.9)
                                           -------      -------          -------       -------
     Total income taxes                       5.4         (7.1)            15.3          (0.3)

Income (loss) before cumulative effect of
  change in accounting principles            12.3        (22.6)            38.5           0.7

Cumulative effect of change in accounting
  principle (net of income taxes of $1.9)     -             -                -           (3.6)*
                                           -------      -------          -------       -------

Net income (loss)                         $  12.3     $  (22.6)       $    38.5     $    (2.9)
                                           =======      =======          =======       =======

Net income (loss) per share:
  Income (loss) before accounting change  $   0.60    $  (1.09)       $    1.88     $    0.03
  Cumulative effect of accounting change       -           -                -           (0.17)*
                                            -------     -------          -------       -------
  Net income (loss)                       $   0.60    $  (1.09)       $    1.88     $   (0.14)
                                            =======     =======          =======       =======

Dividends declared per share              $  0.55     $   0.53        $    1.61     $    1.59

Average shares outstanding                   20.5         20.8             20.5          20.8

*Reflects adoption of FAS 112.
See Notes to Consolidated Financial Statements.
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